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CONTACT:  Jacqueline Crowley
          Investor Relations
          Peritus Software Services, Inc.
          978/670-0800
          Fax: 978/670-2060
          Internet:  jcrowley@peritus.com
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                        PERITUS SOFTWARE SERVICES, INC.
                       COMMENTS ON THIRD QUARTER OUTLOOK

BILLERICA, MASS. -- SEPTEMBER 23, 1998 -- Peritus Software Services, Inc. (Nasdaq:PTUS) today announced its preliminary results for the quarter ending September 30, 1998 based on information available to date. Total revenue in the 1998 third quarter is expected to be between $4.2 million and $7.7 million, and the Company expects a net loss for the quarter (excluding any restructuring charge) of between $8.2 million and $4.7 million. Later this month, the Company plans to announce the details of a restructuring charge to be incurred this quarter.

The Company plans to announce its final 1998 third quarter results in late October.

ABOUT PERITUS

Founded in 1991, Peritus Software Services, Inc. is a leading provider of software maintenance outsourcing services. The Peritus Software Asset Maintenance (SAM) offerings enable organizations to transform the maintenance process into an efficient, cost-effective discipline that boosts productivity and performance. SAM offerings include customized services for software providers, information systems organizations, and Year 2000 renovations. Peritus is headquartered in Billerica, MA, with offices worldwide. For more information, see the Peritus web site at http://www.peritus.com.

This press release may contain certain forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such statements. Certain factors that could cause actual results to differ materially from those discussed in such forward-looking statements include the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 1997, the Quarterly Report on Form 10-Q for the quarter ended June 30, 1998, and other public filings made by Peritus with the Securities and Exchange Commission, which factors are incorporated herein by reference.

Peritus is a registered trademark and Software Asset Maintenance is a servicemark of Peritus Software Services, Inc.